UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 24, 2012
ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
216 Airport Drive, Rochester, NH		03867
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (518) 445-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

Restricted Stock Units Granted under 2003 Restricted Stock Unit Plan

On February 17, 2012, the Compensation Committee of the Registrant’s Board of Directors approved the grant of Restricted Stock Units under the Registrant’s 2003 Amended and Restated Restricted Stock Unit Plan to certain of the Registrant’s executives, including certain of the Registrant’s named executive officers (as defined by S-K Item 402(a)(3)). A copy of the Form of Restricted Unit Award Agreement used for such awards is being filed with this report as Exhibit 10(m) (xix), and is incorporated by reference herein.

Awards to each recipient consist of a grant of a specified number of restricted stock units (RSUs). Upon vesting, each RSU is paid in full in cash, in an amount equal to the average closing price of one share of the Company’s Class A Common Stock during a specified period preceding the vesting/payment date. No shares of Class A Common Stock are issued or issuable under the RSU Plan. There is no exercise price. In lieu of cash dividends, a holder of RSUs is credited with additional RSUs equal to the number of shares of Class A Common Stock having the same value on the dividend payment date as the aggregate dividends that would be payable on shares of Class A Common Stock equal in number to the RSUs held by such holder. These RSU awards vest (and are immediately paid in cash) as to 50% of the awarded units on each of the vesting dates, but only if the holder is then employed by the Company or a subsidiary, or upon termination following a change of control as defined in the award agreement. In the event of termination of employment, all unvested RSUs terminate without payment, except that, in the case of death, disability, or involuntary termination, one-half of all unvested RSUs automatically vest and are paid at termination.

The number of restricted stock units awarded to the executive officers and the vesting dates were as follows: Daniel A. Halftermeyer, 39,778 shares vesting 50% on March 1, 2015 and 50% on August 1, 2015; Ralph M. Polumbo, 39,778 shares vesting 50% on March 1, 2016 and 50 % on August 1, 2016.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino
Name: John B. Cozzolino
Title: Chief Financial Officer and Treasurer

Date: February 24, 2012

Index to Exhibits

Exhibit No.	Description
10(m)(xix)	Form of Restricted Unit Award Agreement